Exhibit #10.14

CAMDEN NATIONAL CORPORATION

MANAGEMENT STOCK PURCHASE PLAN

Effective January 1, 2005

Amended January 1, 2007

I.	INTRODUCTION

The purpose of the Camden National Corporation Management Stock Purchase Plan (the “Plan”) is to provide equity incentive compensation to selected management employees of Camden National Corporation (the “Company”) and its subsidiaries. Participants in the Plan who are employees of the Company or any of its subsidiaries may elect to receive restricted shares (“Restricted Shares”) of the Company’s Common Stock (“Stock”) in lieu of a portion of their annual incentive bonus. Restricted Shares are granted at a discount of one-third of the fair market value of the Stock on the date of grant. So long as the participant remains employed by the Company or any of its subsidiaries for at least two years after the date of grant, his or her Restricted Shares will vest. This Plan is a component plan of the Camden National Corporation 2003 Stock Option and Incentive Plan (the “2003 Incentive Plan”). Notwithstanding anything herein to the contrary, this Plan shall be subject to and governed by all the terms and conditions of the 2003 Incentive Plan, including the powers of the Administrator set forth in Section 2(b) of the 2003 Incentive Plan. Capitalized terms in this Plan shall have the meaning specified in the 2003 Incentive Plan, unless a different meaning is specified herein.

II.	ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have complete discretion and authority with respect to the Plan and its application, except as expressly limited herein. Determinations by the Administrator shall be final and binding on all parties with respect to all matters relating to the Plan.

III.	ELIGIBILITY

Management employees of the Company and its subsidiaries as designated by the Administrator shall be eligible to participate in the Plan.

IV.	PARTICIPATION

A. Restricted Shares. Participation in the Plan shall be based on the award of Restricted Shares.

B. Cost of Restricted Shares. The “Cost” of each Restricted Share shall be equal to two-thirds of the fair market value of the Stock on the date the Restricted Share is awarded.

C. Election to Participate. Each year, each participant who is an employee of the Company or any of its subsidiaries may elect to receive an award of Restricted Shares under the Plan in lieu of either 10 percent or 20 percent of his or her annual incentive bonus by completing a bonus election agreement (“Bonus Election Agreement”). The Bonus Election Agreement shall provide that the participant elects to receive Restricted Shares in lieu of 10 percent or 20 percent of any annual incentive bonus. Bonus Election Agreements must be received by the Company no later than December 31 of the calendar year prior to the calendar year during which such bonus amount will be paid, or such other time or times selected by the Administrator in its sole discretion. Notwithstanding the foregoing, the Administrator may require certain officers to participate in the Plan.

D. Award of Restricted Shares. Once each year, on the date that annual incentive bonuses are paid, the Company shall award Restricted Shares to each participant who is an employee of the Company as follows: Each such participant shall receive a whole number of Restricted Shares determined by dividing the amount (expressed in dollars) that is equal to 10 percent or 20 percent, as the case may be, of his or her annual incentive bonus by the Cost of each Restricted Share awarded on such date. No fractional Restricted Shares will be credited and the amount equivalent in value to the fractional Restricted Share will be paid out to the participant currently in cash.

V.	VESTING OF RESTRICTED SHARES

A. Vesting. A participant shall be fully vested in each Restricted Share two years after the date such Restricted Share was awarded.

B. Settlement Prior to Vesting. If a participant’s employment with the Company terminates for any reason other than a “bona fide retirement” (as defined below) prior to vesting, except as otherwise provided in the participant’s employment agreement, if any, the participant’s nonvested Restricted Shares shall be forfeited back to the Company and he or she shall receive a cash payment equal to the lesser of (a) the Cost of such Restricted Shares or (b) an amount equal to the number of such Restricted Shares multiplied by the fair market value of the Stock on the date of the participant’s termination of employment.

C. Retirement. In the case of a bona fide retirement, defined as retirement from the Company provided that at the time of such retirement (a) such employee is in good standing, and (b) has attained age 55 with at least 10 years of employment with the Company or has attained age 65 with at least five years of employment with the Company, shares purchased under this Plan that have not yet vested will vest on the normal schedule for all participants. All other rights and obligations applicable to participants shall be applicable to retirees.

VI.	DIVIDENDS

Dividends on Restricted Shares shall be paid currently to the participant.

VII.	AMENDMENT OR TERMINATION OF PLAN

The Company reserves the right to amend or terminate the Plan at any time, by action of its Board of Directors or the Administrator, provided that no such action shall adversely affect a participant’s rights under the Plan with respect to Restricted Shares awarded before the date of such action.

VIII.	MISCELLANEOUS PROVISIONS

A. No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Restricted Shares under the Plan to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No Restricted Shares shall be issued until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Restricted Shares as it deems appropriate.

B. Withholding. Each participant shall, not later than the date as of which the receipt of Restricted Shares becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The participant may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Restricted Shares, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

C. Notices; Delivery of Stock Certificates. Notice hereunder shall be given to the Company at its principal place of business, and shall be given to a participant at the address shown for the participants on the records of the Company, or at such other address as the participant may subsequently furnish to the Company in writing.

D. Nontransferability of Rights. Restricted Shares awarded under the Plan are personal to the participants, are non-assignable and are not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

E. No Employment Rights. This Plan does not confer upon the participants any rights with respect to continuation of employment by the Company or any subsidiary.

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